Exhibit 99.1

Noble Innovations, Inc. Joins National Association of Home Builders

Wednesday August 1, 2:46 pm ET

PHOENIX--(BUSINESS WIRE)--Noble Innovations, Inc. (OTC: NBIV - News) announced today that it has joined the National Association of Home Builders (see NAHB.org). NAHB is the nation's largest association of building industry professionals representing over 235,000 people and is affiliated with more than 800 state and local home builders associations around the country.

NAHB annually hosts the largest construction show in the world--the International Builders Show (IBS). In February 2007, the show was held in Orlando, Florida, and was attended by more than 103,000 industry professionals from over 95 countries.

About Noble Innovations, Inc.

Noble Innovations intends to research, develop, manufacture, market and sell products using various technologies, including water heater systems, generally classified as "green" in nature. Noble is currently developing an on demand water heater product utilizing proprietary technology. Noble believes its products will deliver increased functionality and energy efficiency to consumers. Noble has several working prototypes of its "Noble M Series" which are being tested and certified by its engineering consultants.

Forward-Looking Statements:

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1993 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates, and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: Noble's relationship and involvement with NAHB; Noble's ability to commence operations; actual revenues resulting from its water heater products; costs and difficulties related to seeking investment candidates and raising of capital; the viability of the water heater industry; ability of Noble to successfully compete in the water heater industry; access to corporate financing, costs, delays, and any other difficulties related to Noble's business plan, risks, and effects of legal and administrative proceedings and governmental regulation; future financial and operational result! s; competition; general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Noble makes in this news release include market conditions and those set forth in reports or documents Noble files from time to time with the United States Securities and Exchange Commission. Noble undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Noble Innovations, Inc., Phoenix

James A. Cole, 602-538-4718